EXHIBIT 5.1

                         OPINION AND CONSENT OF COUNSEL

March 11,  2004

Spectrum  Science  &  Software  Holdings  Corp.
91  Hill  Avenue  NW,
Fort  Walton  Beach,  Florida  32548

Gentlemen:

     We have examined the registration statement on Form S-8 of Spectrum Science & Software Holdings Corp., a Delaware corporation (the "Registrant"), to be filed with the Securities and Exchange Commission (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of 5,000,000 shares of the Company's common stock, $.0001 par value per share (the "Common Stock"), under the plan described in the Registration Statement (the "Plan").

     As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Common Stock pursuant to the Plan.

     We are of the opinion that the shares of Common Stock, when issued and sold in the manner described in the Registration Statement and the exhibits thereto, will be legally and validly issued, fully-paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration
Statement  and  any  amendments  thereto.

Very  truly  yours,

/s/  GOTTBETTER  &  PARTNERS,  LLP

GOTTBETTER  &  PARTNERS,  LLP



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